Independent Accountants’ Consent

To the Shareholders and Board of Directors
Everest Funds:

We consent to the use of our report incorporated by reference herein on Everest America Fund (one of the portfolios constituting the Everest Fund, a Delaware business trust) dated November 27, 2002, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/  KPMG LLP

January 10, 2003
Omaha, Nebraska